SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                           CAI Wireless Systems, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    12476P20
                                 (CUSIP Number)

                        Resurgence Asset Management, LLC
                               10 New King Street
                                    Suite 107
                          White Plains, New York 10604
                                Attn: James Rubin
                                 (914) 288-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                  June 15, 1999
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|




                               Page 1 of 29 pages

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 2 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /1/
         Resurgence Asset Management, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        582,947 /1/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      582,947 /1/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         582,947 /1/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------


--------------
/1/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management, L.L.C. ("RAM"). Voting and dispositive power is exercised solely in its capacity as sole general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. Accordingly, RAM may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 3 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /2/
         Resurgence Asset Management International, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        386,687 /2/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      386,687 /2/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         386,687 /2/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------


--------
/2/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised (i) solely in its capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd. and (ii) pursuant to a Subadvisory Agreement with M.D. Sass Management, Inc. with respect to M.D. Sass Re/Enterprise International Ltd. Accordingly, in each case, RAMI may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 4 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /3/
         Re/Enterprise Asset Management, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        628,206 /3/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      628,206 /3/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         628,206 /3/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------

--------
/3/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised pursuant to a Subadvisory Services Agreement with M.D. Sass Management, Inc., M.D. Sass Investors Services, Inc. and M.D. Sass Associates, Inc. with respect to two employee benefit or retirement plans, M.D. Sass Re/Enterprise Partners, L.P., and M.D. Sass Re/Enterprise - II, L.P. Accordingly, REAM may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 5 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kingstreet Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        7,792 /4/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      7,792 /4/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,792 /4/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than .1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/4/ Voting and dispositive power is exercised through its sole director, CTC Corporation Ltd. Kingstreet Ltd. is a wholly-owned subsidiary of The M.D. Sass Re/Enterprise International Irrevocable Trust II.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 6 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /5/
         M.D. Sass Corporate Resurgence Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        582,947 /5/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      582,947 /5/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         582,947 /5/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------


--------
/5/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management, L.L.C. ("RAM"). Voting and dispositive power is exercised through its sole general partner and sole investment advisor, RAM. Accordingly, M.D. Sass Corporate Resurgence Partners, L.P. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 7 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /6/
         M.D. Sass Corporate Resurgence International, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        299,003 /6/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      299,003 /6/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         299,003 /6/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------


--------
/6/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through its sole special shareholder and investment advisor, RAMI. Accordingly, M.D. Sass Corporate Resurgence International, Ltd. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 8 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /7/
         M.D. Sass Re/Enterprise Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        140,459 /7/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      140,459 /7/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         140,459 /7/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .8%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------

--------
/7/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised through REAM pursuant to a Subadvisory Services Agreement with M.D. Sass Associates, Inc., the managing general partner of M.D. Sass Re/Enterprise Partners, L.P. Accordingly, M.D. Sass Re/Enterprise Partners, L.P. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 9 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /8/
         M.D. Sass Re/Enterprise - II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        32,806 /8/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      32,806 /8/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         32,806 /8/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------


--------
/8/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised through REAM pursuant to a Subadvisory Services Agreement with M.D. Sass Investors Services, Inc., the managing general partner of M.D. Sass Re/Enterprise - II, L.P. Accordingly, M.D. Sass Re/Enterprise - II, L.P. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 10 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /9/
         M.D. Sass Re/Enterprise International, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        87,684 /9/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      87,684 /9/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         87,684 /9/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/9/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through RAMI pursuant to a Subadvisory Services Agreement with M.D. Sass Management Inc., the investment manager of M.D. Sass Re/Enterprise International Ltd. Accordingly, M.D. Sass Re/Enterprise International, Ltd. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 11 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /10/
         M.D. Sass Associates, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        628,206 /10/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      628,206 /10/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         628,206 /10/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/10/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management L.L.C. ("REAM"). Pursuant to a Subadvisory Services Agreement M.D. Sass Associates, Inc. has entered into with REAM, REAM exercises sole voting and dispositive power over such shares. Voting and dispositive power is exercised by M.D. Sass Associates, Inc. solely in its capacity as general partner of M.D. Sass Re/Enterprise Partners, L.P. Accordingly, M.D. Associates, Inc. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 12 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /11/
         M.D. Sass Management, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        87,684 /11/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      87,684 /11/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         87,684 /11/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/11/ Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through M.D. Sass Re/Enterprise International, Ltd. Pursuant to a Subadvisory Services Agreement it has entered into with RAMI, RAMI exercises sole voting and dispositive power over such shares. Accordingly, M.D. Sass Management, Inc. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 13 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /12/
         M.D. Sass Investors Services, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        454,941 /12/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      454,941 /12/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         454,941 /12/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/12/ Mr. James B. Rubin serves as Manager and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised solely in its capacity as general partner of M.D. Sass Re/Enterprise - II, L.P. and investment advisor to two employee benefit or retirement plans. Pursuant to a Subadvisory Services Agreement it has entered into with REAM, REAM exercises sole voting and dispositive power over such shares. Accordingly, M.D. Sass Investor Services, Inc. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 14 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Resurgence Parallel Fund LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        20,356
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      20,356
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         20,356

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than .1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 15 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The M.D. Sass Re/Enterprise International Irrevocable Trust II
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        7,792 /13/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      7,792 /13/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,792 /13/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than .1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         00

--------------------------------------------------------------------------------

--------
/13/ The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust") owns 100% of Kingstreet Ltd. and accordingly may be deemed to share voting and dispositive power. Voting and dispositive power on behalf of the Trust is exercised through its trustees, A. Charles Levene and CITCO International Trust Company, Ltd.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 16 of 29 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         M.D. Sass Associates, Inc. Employees Profit Sharing Plan
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        6,526
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      6,526
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,526

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than .1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         EP

--------------------------------------------------------------------------------

                                  Schedule 13D


Item 1. Security and Issuer.

                  This filing relates to the Common Shares, $.01 par value (the "Shares"), of CAI Wireless Systems, Inc., a corporation organized under the laws of Connecticut (the "Issuer"). The principal executive offices of the Issuer are located at 18 Corporate Woods Boulevard, Albany, New York, 12211.


Item 2.Identity and Background.

         (a)-(c)  This Statement on Schedule 13D (the "Statement") is
filed by:

Resurgence Asset Management, L.L.C. ("RAM")
Resurgence Asset Management International, L.L.C. ("RAMI")
Re/Enterprise Asset Management, L.L.C. ("REAM")
Kingstreet Ltd.
M.D. Sass Corporate Resurgence Partners, L.P. ("Resurgence L.P.")
M.D. Sass Corporate Resurgence International, Ltd. ("Resurgence Ltd.") M.D. Sass Re/Enterprise Partners, L.P. ("Re/Enterprise")
M.D. Sass Re/Enterprise - II, L.P. ("Re/Enterprise II")
M.D. Sass Re/Enterprise International, Ltd. ("Re/Enterprise
     International")
M.D. Sass Associates, Inc.
M.D. Sass Management, Inc.
M.D. Sass Investors Services, Inc.
Resurgence Parallel Fund LLC
The M.D. Sass Re/Enterprise International Irrevocable Trust II
M.D. Sass Associates, Inc. Employee Profit Sharing Plan ("SAEPS")

(each person listed above is a "Reporting Person" and collectively the "Reporting Persons").

         The address for RAM, RAMI, REAM, Resurgence L.P., and Resurgence Ltd. is 10 New King Street Suite 107 White Plains, New York 10604.

         The address for Kingstreet Ltd. and the M.D. Sass Re/Enterprise Irrevocable Trust II is c/o CITCO International Trust Company, Ltd, Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands.

         The address for SAEPS, Re/Enterprise, Re/Enterprise II, Re/Enterprise International, M.D. Sass Associates, Inc., M.D. Sass Management, Inc, M.D. Sass Investors Services, Inc. and Resurgence Parallel Fund LLC is 1185 Avenue of the Americas, New York, New York 10036.

         (d) and (e). During the last five years, none of the Reporting Persons have (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)      See item 6 of each cover page.

Item 3. Source and Amount of Funds or Other Consideration.

         As of June 15, 1999 the Reporting Persons beneficially owned an aggregate of 1,632,514 Shares, representing 9.5% of the total outstanding Shares, all of which were acquired on the open market.

         The funds for acquisitions by the two employee benefit or retirement plans (each an "ERISA Plan") were provided by monies invested by or contributed on behalf of the employee participants in such plans. The funds for acquisitions by the other Reporting Persons were provided by monies invested as capital contributions by investors, partners or shareholders as the case may be.

         Share amounts and prices of all purchases and sales of the Shares since April 21, 1999, are set forth on Exhibit B attached hereto.

Item 4. Purpose of Transaction.

        The Reporting Persons' respective acquisitions of Shares were originally made for investment purposes.

        The Reporting Persons have developed concerns and questions regarding the agreement for the acquisition of the Issuer by MCI WorldCom, Inc., which has been announced by management, and management's adoption of a shareholders' rights plan or "poison pill" and its grant to MCI WorldCom of an option to acquire 6,090,481 Shares of the Issuer. Among other things, the Reporting
Persons are concerned that those transactions will not have the effect of maximizing value for all shareholders of the Issuer.

         On June 10, 1999, James B. Rubin, on behalf of RAM, RAMI, and REAM, each a Reporting Person, contacted the Issuer to express concerns regarding the MCI WorldCom transactions, to ask questions of management and to request additional information with respect to such matters.

         On June 15, 1999, the Reporting Persons received a letter from the Issuer, in which the Issuer stated that it was not prepared to provide the Reporting Persons with any information other than a copy of the Disclosure
Statement (the "Disclosure Statement") filed by the Issuer in its Chapter 11 bankruptcy case which was confirmed on September 30, 1998.

        In light of the Issuer's refusal to provide the Reporting Persons with any information other than the Disclosure Statement, the Reporting Persons are considering whether to take further steps to protect the interests of the Issuer's shareholders and to seek to enhance shareholder value.

        This Schedule 13D is filed by the Reporting Persons in the event that any further communications by the Reporting Persons with the Issuer or other persons or shareholders or any other action by any of the Reporting Persons in the future requires such a filing.

Item 5. Interest in Securities of the Issuer.

         (a)-(b)     See Items 7,9,11 and 13 of each cover page.

      The percentages in Item 13 of each cover page are based on 17,241,379 Shares that were outstanding as of December 31, 1998, as reported in the Issuer's Form 10-Q.

         (c) Except as set forth on Exhibit B annexed hereto, the Reporting Persons have not effected any transactions in the Common Stock in the past 60 days. All such transactions were effected in the open market.

         (d) No person other than those named in Item 2 is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Shares.

         (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None.

Item 7. Material to be Filed as Exhibits.

Exhibit A - Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934, as amended.

Exhibit B - Schedule of Purchases and Sales within the last 60 days.

                                   SIGNATURES


After  reasonable   inquiry  and  to  the  best  knowledge  and  belief  of  the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated:  June 15, 1999

                                         RESURGENCE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RESURGENCE ASSET MANAGEMENT
                                         INTERNATIONAL, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         KINGSTREET LTD.
                                         By: CTC Corporation, Ltd.,
                                         its director

                                         By: /s/A. Charles Levene
                                            ------------------------
                                         Name: A. Charles Levene
                                         Title: Authorized Signatory

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS, L.P.
                                         By: Resurgence Asset Management,
                                         L.L.C., its General Partner

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS INTERNATIONAL, LTD.
                                         By: Resurgence Asset Management
                                         International, L.L.C.,
                                         its Special Shareholders

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
                                         By: M.D. Sass Associates, Inc., its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE - II, L.P.
                                         By: M.D. Sass Investors Services, its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL,
                                         LTD.
                                         By: M.D. Sass Management, Inc., as
                                             investment manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS ASSOCIATES, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS MANAGMENT, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS INVESTORS SERVICES, INC.

                                         By: /s/Martin  E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         RESURGENCE PARALLEL FUND LLC

                                         By: /s/Martin D. Sass
                                            ---------------------
                                         Name:  Martin D. Sass
                                         Title: Manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Manager

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL
                                         IRREVOCABLE TRUST II

                                         By: /s/A. Charles Levene
                                            ---------------------
                                         Name:  A. Charles Levene
                                         Title: Trustee

                                         M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                         PROFIT SHARING PLAN

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Trustee

                                                                    EXHIBIT A

                            Agreement of Joint Filing


         Pursuant to 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.


Dated:  June 15, 1999

                                         RESURGENCE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RESURGENCE ASSET MANAGEMENT
                                         INTERNATIONAL, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         KINGSTREET LTD.
                                         By: CTC Corporation, Ltd.,
                                         its director

                                         By: /s/A. Charles Levene
                                            ------------------------
                                         Name: A. Charles Levene
                                         Title: Authorized Signatory

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS, L.P.
                                         By: Resurgence Asset Management,
                                         L.L.C., its General Partner

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS INTERNATIONAL, LTD.
                                         By: Resurgence Asset Management
                                         International, L.L.C.,
                                         its Special Shareholders

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
                                         By: M.D. Sass Associates, Inc., its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE - II, L.P.
                                         By: M.D. Sass Investors Services, its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL,
                                         LTD.
                                         By: M.D. Sass Management, Inc., as
                                             investment manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS ASSOCIATES, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS MANAGMENT, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS INVESTORS SERVICES, INC.

                                         By: /s/Martin  E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         RESURGENCE PARALLEL FUND LLC

                                         By: /s/Martin D. Sass
                                            ---------------------
                                         Name:  Martin D. Sass
                                         Title: Manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Manager

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL
                                         IRREVOCABLE TRUST II

                                         By: /s/A. Charles Levene
                                            ---------------------
                                         Name:  A. Charles Levene
                                         Title: Trustee

                                         M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                         PROFIT SHARING PLAN

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Trustee

                                                                    EXHIBIT B


                             TRANSACTIONS IN COMMON
                          STOCK OF CAI WIRELESS SYSTEMS
                          DURING THE PRECEDING 60 DAYS


Shares Purchased by M.D. Sass Re/Enterprise International, Ltd.

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99               7,202             170,147.25
04/26/99               3,601              85,523.75
04/27/99              15,610             436,080.96
04/30/99               2,174              61,176.36
05/05/99               5,870             164,829.60
05/07/99               4,442              13,265.50
05/11/99               2,900              78,329.00
05/17/99               1,537              41,160.86
05/27/99              15,921             422,901.56
06/09/99              16,368             439,890.00
06/14/99              12,059             331,622.50


Shares Purchased by the first ERISA Plan

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99              32,152             759,616.00
04/26/99              16,076             381,830.00
04/27/99              69,498           1,941,521.13
04/30/99               9,130             256,943.20
05/05/99              22,096             620,480.68
05/07/99              16,433             456,040.75
05/11/99              11,706             316,204.06
05/17/99               6,713             179,799.14
05/27/99              56,736           1,507,075.00
06/09/99              65,654           1,764,476.00
06/14/99              54,399           1,495,997.00


Shares Purchased by Kingstreet Limited

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99                 772              18,263.50
04/26/99                 386               9,192.50
04/27/99               1,675              46,817.80
04/30/99                 208               5,878.12

05/05/99                 507              14,261.56
05/07/99                 372              10,348.00
05/11/99                 268               7,263.68
05/17/99                 156               4,202.68
05/27/99               1,283              34,104.69
06/09/99               1,382              37,166.25
06/14/99                 783              21,557.50


Shares Purchased by the second ERISA Plan

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99               4,348             102,746.50
04/26/99               2,174              51,657.50
04/27/99               9,396             262,511.66
04/30/99               1,234              34,749.76
05/05/99               2,990              83,984.20
05/07/99               2,221              61,657.75
05/11/99               1,581              42,727.81
05/17/99                 914              24,501.92
05/27/99              29,525             784,282.81
06/09/99              22,775             612,103.13
06/14/99              17,190             472,750.00


Shares Purchased by M.D. Sass Associates, Inc. Employee Profit
Sharing Plan

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99                 599              14,151.38
04/26/99                 300               7,125.00
04/27/99               1,291              36,065.38
04/30/99                 168               4,727.52
05/05/99                 401              11,260.08
05/07/99                 321               8,907.75
05/11/99                 228               6,158.28
05/17/99                 130               3,481.40
05/27/99               1,061              28,182.81
06/09/99               1,167              31,363.13
06/14/99                 860              23,650.00

Shares Purchased by M.D. Sass Re/Enterprise Partners, L.P.

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99              12,453             294,202.13
04/26/99               6,227             147,891.25
04/27/99              27,023             754,914.53
04/30/99               3,206              90,216.84
05/05/99               7,454             209,308.32
05/07/99               6,723             186,563.25
05/11/99               4,788             129,323.88
05/17/99               2,876              77,019.28
05/27/99              23,435             622,492.19
06/09/99              26,619             715,385.63
06/14/99              19,655             540,512.50


Shares Purchased by M.D. Sass Corporate Resurgence Partners, L.P.

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99              57,777           1,365,006.63
04/26/99              28,888             686,115.00
04/27/99             125,286           3,500,014.70
04/30/99              15,580             438,446.20
05/05/99              37,901           1,064,285.08
05/07/99              27,850             772,862.50
05/11/99              20,053             541,656.53
05/17/99              11,663             312,360.14
05/27/99              96,000           2,550,025.00
06/09/99             103,394           2,778,738.55
06/14/99              58,555           1,610,287.50


Shares Purchased by M.D. Sass Corporate Resurgence International,
Ltd.

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99              29,635             700,151.88
04/26/99              14,817             351,928.75
04/27/99              64,261           1,795,220.30
04/30/99               7,991             224,891.74
05/05/99              19,440             545,900.20
05/07/99              14,285             396,433.75
05/11/99              10,285             277,822.85
05/17/99               5,982             160,222.96
05/27/99              49,240           1,307,962.50
06/09/99              53,033           1,425,286.88
06/14/99              30,034             825,960.00

Shares Purchased by Resurgence Parallel Fund LLC

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99               2,018              47,700.25
04/26/99               1,009              23,988.75
04/27/99               4,375             122,245.00
04/30/99                 544              15,333.16
05/05/99               1,323              37,174.84
05/07/99                 972              26,998.00
05/11/99                 700              18,932.00
05/17/99                 407              10,924.46
05/27/99               3,352              89,062.50
06/09/99               3,611              97,070.13
06/14/99               2,045              56,262,50


Shares Purchased by M.D. Sass Re/Enterprise Partners - II, L.P.

                    Number of
                    Shares
Date                Purchased           Total Cost
----                ---------           ----------

04/26/99               3,044              71,939.50
04/26/99               1,522              36,172.50
04/27/99               6,585             183,983.56
04/30/99                 864              24,337.96
05/05/99               2,018              56,690.44
05/07/99               1,381              38,347.75
05/11/99                 991              26,791.91
05/17/99                 622              16,682.16
05/27/99               5,362             142,453.13
06/09/99               5,997             161,194.38
06/14/99               4,420             121.575.00